Exhibit 99.1

Discovery Laboratories, Inc. Announces $18.5 Million Private Placement:
Financing Provides Fuel for Advancement of Surfactant Portfolio

DOYLESTOWN, Pa.--(BW HealthWire)--March 20, 2000--Discovery Laboratories, Inc. (NASDAQ Small Cap: DSCO, DSCOU) announced today that it has entered into definitive agreements to raise approximately $18.5 million in gross proceeds through a private placement. Pursuant to the offering, the Company will sell approximately 2.8 million shares of common stock and 570,000 warrants. The closing is expected to be completed on March 21, 2000 and is subject to customary conditions. The shares issued in the placement have not been registered and the Company plans to file a registration statement covering such shares within 30 days of closing.

Investors in the offering included: PIMCO Equity Advisors; The Lincoln Fund; Royal Bank of Canada; The Keys Foundation; Albert Fried and Co.; and Credito Privato Commerciale. Paramount Capital, Inc. acted as the placement agent for the financing.

"We are very pleased with the strong interest shown by investors in Discovery and its programs and the ease with which we were able to complete this offering," commented Evan Myrianthopoulos, Vice President of Finance for Discovery. "The offering should provide us with sufficient capital to complete Phase 3 trials of Surfaxin(R) in neonatal indications."

Discovery is a bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing Surfaxin(R) to treat respiratory distress syndrome (RDS) in premature infants, meconium aspiration syndrome (MAS) in full term babies, direct acute respiratory distress syndrome (ARDS), and SuperVent(TM) to treat cystic fibrosis (CF). Currently, Surfaxin(R) is the subject of a pivotal Phase 3 clinical trial in MAS and SuperVent(TM) is the subject of a Phase 2 clinical trial in CF. More information about Discovery is available on the company's web site at: www.discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission.